Exhibit 10.1

Editing Service Agreement

This agreement is between Koldeck Inc. (“Editor”) and Michael Lockwood (“Author”) and concerns the following manuscript:

Author(s): Michael Lockwood

Working title: Music Field

Length and description of manuscript: 1045 pages / Science Fiction

1.  EDITORIAL TASKS

The Editor agrees to do the following on the manuscript:

a. Copyediting for grammar, usage, spelling, punctuation

b. Stylistic editing (clarifying meaning, eliminating jargon, polishing language; line-by-line editing for smoothness and clarity while maintaining author’s voice and style)

c. Developmental editing: critique

These services include two editing passes: the Editor will edit, then send manuscript to Author for approval, Author will either accept or reject changes and answer any of the Editor’s queries, and then return the manuscript to the Editor, who will incorporate those changes or corrections into the manuscript and clean the copy of editorial markings.

2. DELIVERY

Contingent upon immediate signing of this contract and payment, the edit/critique of the manuscript is to be delivered to the Author by the Editor on or before September 30, 2016.

3. PAYMENT

Author agrees to pay Editor $1,800 in United States funds for the services outlined above. Checks should be made out to Koldeck Inc. and sent to the address at the end of this contract; Author may also use PayPal for payments (send to koldeck@yandex.com in that case).

4. CONFIDENTIALITY

Editor agrees not to reproduce, give, or show to anyone any material sent to her by the Author for editing purposes, unless consulting services from a third party are agreed to.

5. EXPENSES

Author will reimburse Editor for direct expenses incurred in fulfilling this Agreement, including, but not limited to, photocopying, printouts, inputting, couriers, and postage. Editor will not incur any expenses without Author’s express written permission.

6. LIMITATIONS

No guarantees are made as to the salability or marketability of the edited manuscript. Nor is there a guarantee that the manuscript will be completely error-free, though all efforts will be made to make it so. Unless a co-writing/co-authorship arrangement is made in writing, all royalties and monies gained by the sale of the book will be the sole property of the Author.

7. APPLICABLE LAWS

Both parties agree that this agreement shall be interpreted and governed by the laws of Nevada State.

8. MISCELLANEOUS

This Agreement may be amended only in writing signed by both parties.

9. TERMINATION

Once the project is in process either party may terminate this Agreement in the event of material change of circumstance with 14 days’ notice sent in writing to the other party at the address(es) provided. If the Editor terminates the agreement, Author will pay the Editor for work done up to the date of termination, and Editor will refund overpayment. If the Author terminates the agreement, the Author will pay the Editor for the work completed up to the date of termination, but this amount will not be less than 50% of the estimated total for the project.

This agreement is made and entered into by and between the parties hereto on this date: September 7, 2016.

/s/ Michael Lockwood Author signature Author’s full name and address: Michael Lockwood 9572 Sunshade Ct, Las Vegas, NV 89147 Date: September 7, 2016	/s/ Svetlana Mazur Editor signature Editor’s full name and address: Svetlana Mazur 800 North Rainbow Blvd. Ste. 208, Las Vegas, NV 89107 Date: September 7, 2016

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